CONFIDENTIAL SEPARATION AGREEMENT & RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release of All Claims ("Agreement") is made and entered into as of the 2nd day of June, 2022 by and between Richard Wright ("WRIGHT"), The Alkaline Water Company Inc. ("TAWC") and Alkaline 88, LLC (the "COMPANY").  The purpose of this Agreement is to have in writing a separation agreement, mutual termination of employment agreement and release to formally resolve any claims, whether they are currently known or unknown, that may exist by WRIGHT against any of TAWC, the COMPANY or the Released Parties (as herein defined).  TAWC, COMPANY and WRIGHT are each referred to herein as a "Party" and collectively as the "Parties".

A. WHEREAS, WRIGHT is employed by TAWC pursuant to an employment agreement dated April 25, 2022 attached hereto as Exhibit "A" (the "Employment Agreement"); and

B. WHEREAS, the Parties desire to terminate the Employment Agreement and all aspects of the employment relationship between TAWC and WRIGHT;

NOW THEREFORE, in consideration of and in exchange for the mutual agreements, covenants, and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, each of TAWC, COMPANY and WRIGHT agree as follows:

1. Separation Date;  Mutual Termination of Employment Agreement.  Each of TAWC and WRIGHT hereby agree that WRIGHT's employment with TAWC ended effective June 2, 2022 (the "Separation Date").  Each of TAWC and WRIGHT hereby agree that the Employment Agreement will be terminated effective as of the Separation Date, with the Employment Agreement being null, void and of no consequence or effect as of the Separation Date except for Sections 5.1, 5.2, 5.3, 5.4, 7.1  and 7.15 of the Employment Agreement, which sections shall expressly survive the termination of the Employment Agreement.  Notwithstanding the use of the terms "terminate" or "termination," as used in this Agreement, the Parties hereby agree that, subject to the execution of this Agreement, WRIGHT voluntarily resigned from his employment with TAWC effective on the Separation Date, and hereby resigns from any and all director and officer positions he currently holds with TAWC, the COMPANY and any of their respective subsidiaries.  The Parties agree that the non-competition provision of the Employment Agreement set forth in Section 5.3 shall be extended one year to a total of two years so long as WRIGHT is receiving, or has received in the event of a Change of Control,  the severance benefits set forth in Section 2(A) below.

2. Consideration.  When TAWC receives a fully executed Agreement by WRIGHT, and provided WRIGHT continues to comply with all of the obligations under this Agreement and does not revoke the Agreement under Paragraph 10, the Parties agree as follows:

A. Severance Period and Separation Payment.  Provided WRIGHT signs and does not revoke this Agreement as described in Paragraph 10, the COMPANY will pay WRIGHT the total severance sum of $550,000.08 payable as follows: (1) a single payment of $275,000.04 ("Lump Sum Payment") payable within three days after the conclusion of the revocation period described in Paragraph 10; and (2) twenty-four (24) full months of severance (the "Severance Period") at the rate of $11,458.33 per month (each, a "Monthly Separation Payment"). The Lump Sum Payment and Monthly Separation Payments shall be less all applicable deductions and withholdings. The Monthly Separation Payments for the Severance Period will begin in the first pay period following the expiration of the revocation period described in Paragraph 10 of this Agreement.  The Monthly Separation Payments shall be paid ratably pursuant to TAWC's current and normal payroll cycle and payment shall be made via direct deposit to WRIGHT's bank account currently on file.  TAWC will issue a Form W-2 to WRIGHT annually for the aggregate of the Lump Sum Payment and the Monthly Separation Payments, as applicable. WRIGHT expressly agrees that TAWC is not obligated to pay the Lump Sum Payment and the Monthly Separation Payments other than pursuant to this Agreement, and that TAWC is paying the Monthly Separation Payments as additional consideration and in exchange for WRIGHT agreeing to and compliance with the release and other terms of this Agreement.  Notwithstanding the foregoing, in the event TAWC is sold or undergoes a Change of Control prior to the end of the Severance Period, the balance of the unpaid amounts shall be paid in a lump sum within five (5) days of the Change of Control.  For purposes of this agreement Change of Control means a sale of substantially all of TAWC's assets or a sale of 50% or more of stock.  The definition of Change of Control should be compliant with Internal Revenue Code Section 409A only if it accelerates a deferred compensation obligation.  In addition, TAWC agrees to reimburse WRIGHT for his legal expenses in connection with the preparation and negotiation of this Agreement up to a maximum of $25,000.00, which will be paid by TAWC upon receipt of documents evidencing such expenses.

B. Health Insurance.  TAWC shall maintain or provide WRIGHT and family (to the extent currently covered) his current health insurance plan or the equivalent thereto at no cost to WRIGHT from the Separation Date until May 31, 2024.  Such health insurance shall be coverage under TAWC's group health insurance plan, as amended from time to time, or comparable coverage.  In the event TAWC is sold or undergoes a Change of Control prior to May 31, 2024 (as applicable, the "Trigger Date"), TAWC shall pay WRIGHT a lump sum amount equal to the monthly COBRA premium for continuation coverage under the TAWC group health plan multiplied by the number of months remaining from the Change of Control date until May 31, 2024 and WRIGHT shall be terminated from TAWC's group health insurance plan as of the Trigger Date.

C. Stock Options.  TAWC confirms that it granted (a) 250,000 stock options to WRIGHT under that certain Stock Option Agreement dated March 31, 2021; and (b) 250,000 stock options to WRIGHT under that certain Stock Option Agreement dated April 3, 2020 (collectively, the "WRIGHT Options").  Notwithstanding the provisions of the agreements governing the WRIGHT Options, including his termination of Continuous Service as defined in the 2020 Equity Incentive Plan, and as compensation to WRIGHT under this Agreement, TAWC hereby agrees that WRIGHT is entitled to exercise part or all of the WRIGHT Options at any time after the Separation Date until May 31, 2024.  The WRIGHT Options shall automatically expire on May 31, 2024.  TAWC agrees to amend the April 3, 2020 and the March 31, 2021 Stock Option Agreements to extend the exercise period as provided in the preceding sentence.  WRIGHT agrees as follows: (i) except for the WRIGHT Options, WRIGHT has no other stock options, incentive-based equity compensation or other contingent equity interests in TAWC or the COMPANY as of the Separation Date except as provided by this Agreement; and (ii) in the event WRIGHT does not properly exercise the WRIGHT Options before May 31, 2024 (including, but not limited to, proper payment of the exercise price and payroll withholding taxes), the WRIGHT Options shall automatically expire on May 31, 2024. As an express condition to receipt of the consideration identified above, WRIGHT confirms, incorporates and expressly agrees to comply with his continuing obligations under this Agreement and the sections of the Employment Agreement referenced above.

D. Repricing of Options. In the event TAWC reprices any employee stock options during the two year period after the Termination Date, WRIGHT'S stock options shall receive the same repricing treatment.

E. RSU Units. The COMPANY shall issue WRIGHT 100,000 Restricted Stock Units upon the Effective Date of this Agreement (upon the conclusion of the revocation period described in Paragraph 10) with such units being fully vested upon grant.

F. WRIGHT agrees that any material violation of the terms of this Agreement or Sections 5.1 through 5.4 of the Employment Agreement will be a material breach of this Agreement, thereby entitling TAWC to immediately pursue any available remedy, including any damages TAWC incurs in connection with such breach.

3. TAWC and the COMPANY's Waiver, Release, And Discharge Of Claims Against WRIGHT.

In exchange for WRIGHT's release and the other consideration set forth in this Agreement, TAWC and the COMPANY, release, remise and forever discharge WRIGHT, his spouse, heirs, successors and assigns from all claims, demands, causes of action, suits, debts, dues, duties, sums of money, accounts, reckonings, covenants, contracts, agreements, promises, damages, judgments, extents, executions, liabilities and obligations, both contingent and fixed, known and unknown, of every kind and nature whatsoever in law or equity, or otherwise, under local, state, or federal law, against any of including, but not limited to, claims under the WRIGHT's employment with the COMPANY, role as a director and officer of TAWC, the Company and any of their respective subsidiaries, and/or ownership interest in TAWC and/or the COMPANY or their predecessors in interest if any, ever had, now have, or which its heirs, executors, administrators, successors, or assigns hereafter can, shall, or may have, for, upon, or by reason of, any matter, cause, or thing whatsoever, for acts and occurrences prior to and including the Effective Date of this Agreement. This includes all state, federal, statutory, contractual, tort, extra contractual, actual damage, punitive damage, consequential damage, statutory damage and any other type of claim. TAWC and the COMPANY specifically do not release any claims arising from the breach of this Agreement.

4. WRIGHT's Wavier, Release and Discharge of Claims of TAWC and the COMPANY.

A. As a material inducement to TAWC to provide the consideration described in Paragraph 2 herein and to undertake the other obligations contained in this Agreement, WRIGHT agrees that pursuant to the Agreement, he irrevocably and unconditionally waives, releases, remises and forever discharges each of TAWC, the COMPANY and each of their respective insurers, parents, subsidiaries, affiliates, divisions, and each of their respective past, present or future directors, officers, owners, shareholders who obtained shares through non-brokered offerings and/or private placement offerings conducted by the Company, members, employees, agents, attorneys, successors, and assigns, or any person or entity acting by, through, under or in concert with TAWC or the COMPANY (collectively, the "Released Parties") from all claims, demands, causes of action, suits, debts, dues, duties, sums of money, accounts, reckonings, covenants, contracts, agreements, promises, damages, judgments, extents, executions, liabilities and obligations, both contingent and fixed, known and unknown, suspected or unsuspected, of every kind and nature whatsoever in law or equity, or otherwise, under local, state, or federal law, against any of the Released Parties, including without limitation, on account of or in any manner arising out of or that relate to WRIGHT's employment or separation from employment with TAWC, including any matters arising under the Employment Agreement, or his role as a director and officer of TAWC, that WRIGHT ever had, now has, or which his heirs, executors, administrators, successors, or assigns hereafter can, shall, or may have, for, upon, or by reason of, any matter, cause, or thing whatsoever, for acts and occurrences prior to and including the Effective Date of this Agreement.  WRIGHT understands that he is not waiving rights or claims that may arise after this Agreement is executed.  This includes all state, federal, statutory, contractual, tort, extra contractual, actual damage, punitive damage, consequential damage, statutory damage and any other type of claim. WRIGHT specifically does not release any claims arising from the breach of this Agreement.

B. Without limiting this release, WRIGHT also releases the Released Parties from any cause of action, right, claim or liability under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Worker's Benefit Protection Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Arizona Civil Rights Act, the Employee Retirement Income Security Act, the Arizona wage payment laws, the Arizona Employment Protection Act, Arizona Fair Wages and Healthy Families Act, all claims for relief or other benefits under any other federal, state, or local statute, ordinance, regulation, rule, or principle of common law, all claims for attorneys' fees, liquidated damages, punitive damages, costs, and disbursements, any claim for breach of obligation, contract, agreement, understanding, covenant of good faith or fair dealing, whether express or implied, any separation benefits, promises of continued employment, constructive discharge, wrongful discharge, discrimination based on sexual orientation, discrimination based upon sex, race, age, religion, color, national origin, ethnicity, handicap, or disability, or any other protected status, or any other equal employment opportunity law or statute as amended, and administrative regulations or legal doctrines, constitutional law, any common law claim including wrongful discharge, defamation, negligent or intentional infliction of emotional distress, or any other claim in tort or contract arising under the law, union activities, overtime, service, duties or obligations relating to or arising in any way from WRIGHT's employment with TAWC and the termination of that employment relationship (including the termination of the Employment Agreement).  WRIGHT further acknowledges and agrees that upon receiving the Separation Payment, the Released Parties are not further indebted to him in any amount for any reason.  Nothing in the above language or any other part of this Agreement is intended to release claims for otherwise vested benefits under a TAWC employee welfare benefit plan, or claims challenging the validity of the release of age-related discrimination claims.

5. Full and Knowing Waiver.  By signing this Agreement, WRIGHT certifies that:

A. WRIGHT has carefully read and fully understands this Agreement;

B. WRIGHT was advised by TAWC in writing, via this Agreement, to consult with an attorney before signing this Agreement; and

C. WRIGHT agrees to the terms knowingly, voluntarily, and without intimidation, coercion, or pressure.

6. Resignation from all Positions.  Upon the Effective Date of the Agreement, WRIGHT shall resign from all director, officer and other related positions with any of TAWC, the Company and each of their respective subsidiaries, as applicable, and will be considered to have resigned by signing below.

7. Confidentiality of Agreement.

A. WRIGHT agrees to keep both the existence and terms of this Agreement, including, but not limited to, any consideration given or received, completely confidential.  WRIGHT will not disclose the contents of this Agreement to anyone except a tax advisor, attorney or spouse, and then only when necessary.  WRIGHT agrees he will tell any other third party only that "The matter has been resolved."

B. In the event WRIGHT receives a subpoena for information regarding this Agreement or for any information whatsoever regarding any of the Released Parties, he shall immediately inform TAWC, which shall have the right to file an objection to the subpoena and permit a court of competent jurisdiction to determine the validity of the subpoena and any objection before WRIGHT responds to the subpoena.  WRIGHT agrees to work cooperatively with TAWC in the event he is subpoenaed for any such reason.

8. Mutual Non-Disparagement.  WRIGHT and TAWC's Board members and executive level employees agree that they will not, at any time, make any comments, oral or written, about each other or any of the Released Parties that are, or could be interpreted to be disparaging, derogatory or paint the other Party in a negative light.  The Parties agree that oral or written includes whether in a document, on the internet, in email, on Facebook, or any other electronic medium, to any person, entity, or the media.

9. Employee Information and No Future Employment.  WRIGHT agrees to direct all future inquiries from prospective employers to Michael Reagan or his successor General Counsel, who will, upon request, provide prospective employers with only WRIGHT's prior position, dates of employment and, if requested, salary information, and will state that it is TAWC's written policy not to give out further information on its former employees. WRIGHT agrees not to apply for employment with TAWC, the COMPANY or any of their respective subsidiaries and that it will not be obligated to process any employment application submitted on his behalf.  If such employment is nevertheless sought or obtained, this Agreement shall constitute lawful and sufficient grounds for denying or terminating employment

10. Notice of Time for Reflection and Voluntary Waiver of ADEA and OWBPA Claims.

A. WRIGHT understands that, if he exercises his right of revocation and/or rescission, TAWC may, at its option, either nullify this Agreement in its entirety or keep it in effect in all respects other than as to that portion of WRIGHT's release of claims that WRIGHT has revoked and/or rescinded.  In the event TAWC opts to nullify the entire Agreement, WRIGHT understands that TAWC will have no obligations under this Agreement to WRIGHT or others whose rights may derive from WRIGHT, and WRIGHT agrees to repay to TAWC any consideration and benefits conferred upon WRIGHT pursuant to the Agreement prior to the date of WRIGHT's revocation and/or rescission.  Any revocation and/or rescission of this Agreement will not change the WRIGHT's Separation Date.

B. WRIGHT hereby acknowledges that WRIGHT knowingly and voluntarily enters into this Agreement with the additional purpose of waiving and releasing any claims under the Age Discrimination in Employment Act of 1967 ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"), and as such, WRIGHT acknowledges and agrees that:

(1) this Agreement is worded in an understandable way;

(2) any rights or claims arising under the ADEA and OWBPA are waived;

(3) claims or rights under the ADEA and OWBPA that may arise after the execution date of this Agreement are not waived or released;

(4) the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which WRIGHT was already undisputedly entitled;

(5) WRIGHT has been advised in writing, via this Agreement, to consult with an attorney prior to executing this Agreement, and has had an opportunity to do so;

(6) WRIGHT has been given a period of time, twenty-one (21) days, if desired, to consider this Agreement, and understands that WRIGHT may revoke his waiver and release of any ADEA (age discrimination) or OWBPA claims covered by this Agreement in the seven-day period following WRIGHT's execution of this Agreement; provided however, that such a revocation will be deemed to cause a failure of consideration for this Agreement, whereupon TAWC would be entitled to a return of any consideration paid to WRIGHT under this Agreement;

(7) if WRIGHT executes this Agreement before the expiration of twenty-one (21) days, WRIGHT acknowledges that he has, for purposes of expediting this matter, expressly and voluntarily waived his right to take twenty-one (21) days to consider this Agreement;

(8) WRIGHT is further advised that he may revoke the waiver of ADEA claims within seven (7) days after he signs this Agreement.  TAWC and WRIGHT agree that to be effective, such notice of revocation must be in writing and delivered or provided via hand-delivery, telegram, facsimile, or post-marking on or before the expiration of the seventh (7th) calendar day following WRIGHT's execution of this Agreement for delivery the next business day to Michael Reagan, Esq., 8541 E. Anderson Drive, Suite 100, Scottsdale, Arizona 85255. WRIGHT understands that this Agreement will not become effective or enforceable unless and until he has not revoked it and the applicable revocation period has expired; and

(9) any immaterial changes made to this Agreement after WRIGHT receives it, will not restart the running of the twenty-one (21) calendar day review period.

11. Return of Property.  WRIGHT agrees that on or before the Separation Date he will return to TAWC all property of TAWC, the COMPANY or any of their respective subsidiaries (collectively, the "TAWC Property"), including, but not limited to: confidential information, building key cards, laptop computer, computer access codes, all keys, disks, drives, or other documents in any format.  The Consideration outlined in Paragraph 2 of this Agreement will not begin until after all of the TAWC Property is returned to TAWC.

12. Duty to Cooperate.  During the Severance Period, WRIGHT shall provide cooperation as described in Paragraph 5.2(b) and 7.15 of the Employment Agreement. WRIGHT will cooperate with TAWC in the winding up of his affairs, and in the orderly, efficient, and expedient transfer of his duties to such person or persons as TAWC may designate and with any reasonable request made by TAWC's executives during the Severance Period.  Moreover, WRIGHT agrees to assist in the defense of the Company's interests in pending or threatened litigation, internal investigations, and any administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the TAWC's or the COMPANY's business activities during the period of WRIGHT's employment with the COMPANY. WRIGHT will be compensated for such transition assistance at his regularly base hourly rate while employed at the Company. Additionally, WRIGHT will be reimbursed for any documented travel and related out-of-pocket expenses incurred in complying with WRIGHT's obligations with respect to the defense of the COMPANY's interests, provided that WRIGHT obtains written approval from the Company before incurring any such expenses.

13. COMPANY Water.  During the period of time that WRIGHT is receiving monetary benefits under this Agreement or May 31, 2024 (whichever is earlier), he will have access to a reasonable amount of COMPANY water, not to exceed 30 cases at the time of pickup at TAWC s facility for his personal consumption only at no cost, and he will contact TAWC's general counsel, Michael Reagan, Esq., in regards to obtaining water after the Effective Date of this Agreement. WRIGHT will be limited to an average of 20 cases per month for his personal consumption.

14. Removal of and Transfer Agreement. TAWC agrees, if permitted by applicable securities laws and regulations, to remove all legends on existing stock certificates held by WRIGHT, including stock purchased by exercising stock options, and any other trading restrictions except for any restrictions imposed by the NASDAQ, the Canadian Securities Exchange or restrictions required by the Securities Act of 1933. Further, TAWC agrees that it will not preclude or impede WRIGHT's transfer of shares to a tradable  brokerage account.

15. WRIGHT Successor.  In the event of WRIGHT death or incapacity, WRIGHT's benefits provided herein shall inure to and be payable to Sharon Wright, WRIGHT's spouse.

16. Legal Representation.  WRIGHT acknowledges that he has been advised to consult with his own attorneys prior to executing this Agreement, and that he has had a full opportunity and a reasonable time to do so before deciding whether to sign it.

17. No Admission or Knowledge Of Wrongdoing.  This Agreement does not constitute an admission that any person or entity violated any local, state, or federal ordinance, regulation, ruling, statute, rule of decision, or principle of common law, or that any person or entity engaged in any improper or unlawful conduct or wrongdoing.  WRIGHT will not characterize this Agreement and the consideration provided hereunder as an admission or indication that any person or entity engaged in any improper or unlawful conduct or wrongdoing.  Further, WRIGHT acknowledges he has no knowledge that TAWC, the COMPANY or any of the Released Parties has engaged in any suspected unlawful or potentially unlawful activity.

18. Statements By Employer.  WRIGHT acknowledges that in deciding whether to sign this Agreement, he has not relied upon any statements, representations, or promises made by any of the Released Parties, other than the statements made in this Agreement.

19. Authority.  WRIGHT represents and warrants that he has the authority to enter into this Agreement, that he has not assigned any claims to any person or entity, and that he has not filed for personal bankruptcy or been involved in any personal bankruptcy proceedings between the accrual of any claims and his execution of this Agreement.

20. Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties' heirs, administrators, representatives, executors, successors and assigns.

21. Section 409A.  Section 409A of the Internal Revenue Code (the "Code") imposes an additional twenty percent (20%) tax, plus interest, on payments from "non-qualified deferred compensation plans."  The additional twenty percent (20%) tax, and interest, does not apply if the payment qualifies for an exception to the requirements of Section 409A of the Code or complies with the requirements of Section 409A of the Code.  The Parties intend that the Consideration either complies with the requirements of Section 409A of the Code or qualifies for an exception to the requirements of Section 409A of the Code.  Nevertheless, TAWC does not guarantee any particular tax effect or treatment of the amounts due under this Agreement.  Except for TAWC's responsibility to withhold applicable income and employment taxes from compensation paid or provided to WRIGHT, TAWC will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement.

22. No Rule Of Strict Construction.  The Parties have approved the language of this Agreement, and no rule of strict construction will be applied against any Party.

23. Entire Agreement.  Except for those surviving portions of the Employment Agreement set forth in Paragraph 1 of the Employment Agreement, the Parties intend for this Agreement to contain the entire understandings between the Parties and are the only agreements between the Parties, and supersede any prior and contemporaneous agreements and understandings, inducements, discussions, negotiations, correspondence, or conditions, express or implied, written or oral, if any.  WRIGHT further agrees he has had time to review this entire Agreement with his legal counsel, to change any language that he did not understand, and to include any terms that he thought important.  The Parties agree that any purported reliance on oral representations would be unreasonable.

24. Modification Or Waiver Of Agreement.  No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by the Parties.  The failure of any Party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

25. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

26. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

27. Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected thereby.

28. Press Release.  In the event that TAWC and/or the COMPANY issue a press release concerning WRIGHT's departure, WRIGHT shall be provided with an opportunity to review and comment on such release prior to issuance, provided that any such comments are provided by WRIGHT to TAWC no later than 24 hours after such release is provided to WRIGHT by electronic mail.

29. Choice of Law & Venue.  This Agreement shall be construed, enforced, and governed by the laws of the state of Arizona, no matter where one of the parties may be located when they signed the Agreement.  The Parties agree that any action brought by any Party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Maricopa County in Arizona, and their respective appellate courts and each party hereby irrevocably consents to such exclusive and personal jurisdiction and venue.  Nothing in this Agreement, nor the existence of this Agreement shall be interpreted to render either of the parties a prevailing party for any purpose, including, but not limited to, an award of attorneys' fees and costs.  THE PARTIES HEREBY KNOWINGLY AND IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATIONS, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. The prevailing party in any action involving the enforcement or interpretation of this Agreement shall be entitled to recover reasonable attorney fees.

CAUTION!  YOU ACKNOWLEDGE, BY SIGNING THIS AGREEMENT, THAT YOU READ IT ALL, AND UNDERSTOOD IT. AMONG OTHER THINGS, YOU ARE AGREEING NOT TO SUE TAWC, THE COMPANY OR ANY OF THE RELEASED PARTIES.

"RICHARD WRIGHT"

/s/ Richard Wright
RICHARD WRIGHT, an individual

Date: June 2, 2022

"COMPANY"

Alkaline 88, LLC

By: /s/ David Guarino

Its: CFO

Date: June 2, 2022

"TAWC"

The Alkaline Water Company Inc.

By: /s/ David Guarino

Its: CFO

Date: June 2, 2022

EXHIBIT "A"

EMPLOYMENT AGREEMENT DATED APRIL 25, 2022